Exhibit 5
Waller Lansden Dortch & Davis, LLP

Nashville City Center	1901 Sixth Avenue North, Suite 1400
511 Union Street, Suite 2700	Birmingham, Alabama 35203
Post Office Box 198966	(205) 214-6380
Nashville, Tennessee 37219-8966
(615) 244-6380	520 South Grand Avenue, Suite 800
Fax: (615) 244-6804	Los Angeles, California 90071
www.wallerlaw.com	(213) 362-3680
August 6, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Healthcare Realty Trust Incorporated Registration Statement on Form S-8
Ladies and Gentlemen:
     We are acting as counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 2,390,272 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”). We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinion hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be duly authorized, validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Very truly yours,
/S/ WALLER LANSDEN DORTCH & DAVIS, LLP